Filed Pursuant to Rule 424(b)(3)

Registration No. 333-222466

PROSPECTUS

Supplement No. 1 to the Prospectus Dated June 27, 2018

EXPLANATORY NOTE

On June 27, 2018, Net Element, Inc. (the “Company”) filed a prospectus (the “Prospectus”) in connection with the Company’s Registration Statement on Form S-3 with the U.S. Securities and Exchange Commission. The Company is filing this supplement (this “Supplement”) to the Prospectus solely to provide supplemental information with regard to the exercise price of the five-year warrants to purchase shares of Company common stock, as further set forth in the Prospectus. Such supplemental information appears below.

This Supplement should be read in conjunction with the Prospectus. Except as specifically supplemented by this Supplement, all information in the Prospectus remains unchanged. Capitalized terms used in this Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

SUPPLEMENT TO PROSPECTUS

As previously reported, on December 29, 2017, Net Element, Inc. (the “Company”), entered into, and consummated the transactions contemplated by, a Unit Purchase Agreement (the “Purchase Agreement”) with ESOUSA Holdings, LLC, a New York limited liability company (“ESOUSA”). Pursuant to the Purchase Agreement, on December 29, 2017, the Company sold to ESOUSA, among other securities, 404,676 five-year warrants to purchase shares of Company common stock (the “Purchase Warrants”) at a purchase price of $0.125 per share and exercise price of $11.12 per share.

On November 3, 2021, the Company and ESOUSA agreed to reduce the exercise price of the Purchase Warrants from $11.12 to $6.796 per share (the “Reduced Exercise Price”) in consideration for the exercise in full of all, but not less than all, Purchase Warrants by ESOUSA to acquire shares of the Company’s common stock. The Company entered into an exercise price reduction offer letter agreement (the “Letter Agreement”) with ESOUSA to purchase a total of 404,676 shares of the Company’s common stock. Pursuant to the Letter Agreement, ESOUSA and the Company agreed that ESOUSA would exercise its Purchase Warrants with respect to all of the shares of the Company common stock underlying such Purchase Warrants for the Reduced Exercise Price. The Company expects to receive aggregate gross proceeds of approximately $2,750,178 from the exercise of the Purchase Warrants by ESOUSA. After the full exercise of the Purchase Warrants by ESOUSA, no Purchase Warrants will be outstanding.

The foregoing description of the Letter Amendment and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, which is incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 4, 2021.

Investing in the Company’s securities involves risks. Before making any investment in the Company’s securities, you should read and carefully consider risks described in the “Risk Factors” section in the Prospectus and in the Company’s most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if the Prospectus, or any of the supplements or amendments relating thereto, is truthful or complete. Any representation to the contrary is a criminal offense.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in this Supplement and the Prospectus. This Supplement and the Prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this Supplement and the Prospectus.

The date of this Supplement is November 5, 2021.